Exhibit 99.1

Dyax Corp. Announces Second Quarter 2013 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--July 24, 2013--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2013. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the KALBITOR® (ecallantide) business, DX-2930 and the Licensing and Funded Research Program (LFRP).

Recent highlights include:

  KALBITOR® net sales in the second quarter 2013 were $8.6 million;
  KALBITOR patient demand units (units sold by distributors to hospitals or patients) increased in the second quarter by an estimated 17% over the first quarter and an estimated 23% over the second quarter of 2012;
  Second quarter 2013 KALBITOR patient demand units were offset by an estimated 24% reduction in distributor channel inventory;
  Investigational New Drug (IND) application for DX-2930 was filed in June 2013, with initiation of a Phase 1 study expected in the third quarter of 2013, subject to FDA review and comment on the IND;
  Expecting multiple Phase 3 data readouts and completion of rolling Biologics License Application (BLA) for ramucirumab from the LFRP portfolio, which includes 13 revenue generating clinical candidates, of which three are in Phase 3 and four are in Phase 2 clinical development;
  Completed a $30 million financing in May; cash, cash equivalents and investments at June 30, 2013 totaled approximately $46.9 million.

“Dyax remains a focused organization, with a clear strategy for advancing its key value drivers in both our hereditary angioedema franchise and LFRP,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “In the second quarter, the KALBITOR business returned to more normalized treatment rates, as confirmed by a rebound in patient demand unit growth. This business remains cash flow positive and continues to support the growth of the Company’s evolving internal pipeline. To that end, our IND for DX-2930 was recently filed with the FDA, and we look forward to moving this important compound into clinical trials for the prophylactic treatment of HAE.”

Mr. Christensen added: “We also expect a number of key milestones this year from the LFRP, where multiple portfolio candidates are advancing through the clinic and toward pivotal data outcomes and regulatory milestones, including completion of the rolling BLA submission for ramucirumab as a treatment for second line gastric cancer.”

2013 Second Quarter Financial Results

Total revenues for the second quarter ended June 30, 2013 were $11.3 million, as compared to $14.0 million for the comparable quarter in 2012. Included in the 2013 revenues were $8.6 million of KALBITOR net sales, as compared to $9.2 million for the same period in 2012. The 2013 second quarter revenues also included $2.8 million in development and license fee revenue from its development partners.

Total revenues for the six months ended June 30, 2013 were $23.4 million, compared to $25.5 million for the comparable period in 2012, and included $17.2 million of KALBITOR net sales for the comparable periods in both 2013 and 2012.

Dyax expects quarterly and annual revenues to continue to fluctuate due to the timing and amount of distributor demand, future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the second quarter of 2013 were $563,000, as compared to $416,000 for the comparable quarter in 2012. For the six months ended June 30, 2013, cost of product sales were $1.3 million, as compared to $1.0 million for the comparable period in 2012. Costs associated with manufacturing KALBITOR prior to its approval for sale in the United States were expensed as research and development costs and, accordingly, are not included in cost of product sales during the 2012 periods. For the 2013 periods, KALBITOR sales were comprised of a combination of product manufactured both prior to and following FDA approval. Cost of product sales during the 2013 periods, therefore, do not reflect the full KALBITOR manufacturing cost.

Research and development expenses for the second quarter of 2013 were $6.5 million, as compared to $8.7 million for the comparable quarter in 2012. For the six months ended June 30, 2013, research and development expenses were $15.1 million, as compared to $16.5 million for the same period in 2012.

Research and development expenses primarily relate to the following Dyax research and development initiatives: 1) KALBITOR medical support and post-marketing requirements; 2) development of a single-injection formulation of KALBITOR; 3) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; and 4) pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses were $10.2 million for the second quarter of 2013, as compared to $10.4 million for the comparable quarter in 2012. For the six months ended June 30, 2013, selling, general and administrative costs were $21.3 million, as compared to $20.8 million for the same period in 2012.

For the quarter ended June 30, 2013, Dyax reported a net loss of $8.4 million or $0.08 per share attributable to common stockholders, as compared to a net loss of $7.9 million or $0.08 per share for the comparable quarter in 2012. For the six months ended June 30, 2013, Dyax reported a net loss of $19.6 million or $0.19 per share attributable to common stockholders, as compared to a net loss of $19.2 million or $0.19 per share for the comparable period in 2012.

As of June 30, 2013, Dyax had cash, cash equivalents, and investments totaling $46.9 million, exclusive of restricted cash.

Financial Guidance

Dyax’s has reiterated its financial guidance for 2013:

  Top-line total revenue to be in the range of $53-58 million, including
    KALBITOR net sales in the range of $40-44 million.

Webcast and Conference Call

Date:	Wednesday, July 24, 2013
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through July 29, 2013 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 11057012. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax
Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s key value drivers are the KALBITOR® (ecallantide) business, DX-2930 and the internal pipeline, and the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is developing products to expand its angioedema portfolio, including a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and a diagnostic test to identify plasma kallikrein-mediated disorders.

KALBITOR and DX-2930 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 revenue generating product candidates in various stages of clinical development, including three in Phase 3 trials.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer
This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio, the planned commencement of the Phase 1 clinical trial for DX-2930, and projected revenues and KALBITOR sales for 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broader market acceptance; uncertainty regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of LFRP and other licensed products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$8,568	$9,164	$17,155	$17,174
Development and license fee revenues	$2,768	$4,866	$6,221	$8,345
Total revenues, net	$11,336	$14,030	$23,376	$25,519

Costs and expenses:
Cost of product sales	563	416	1,271	954
Research and development expenses	6,450	8,653	15,121	16,506
Selling, general and administrative expenses	10,173	10,350	21,297	20,755
Restructuring costs	-	-	-	1,440

Total costs and expenses	17,186	19,419	37,689	39,655

Loss from operations	(5,850)	(5,389)	(14,313)	(14,136)

Other income (expense):
Interest and other income	4	6	9	17
Interest and other expense	(2,586)	(2,556)	(5,321)	(5,102)
Total other expense	(2,582)	(2,550)	(5,312)	(5,085)

Net loss	$(8,432)	$(7,939)	$(19,625)	$(19,221)

Net loss per share attributable to common stockholders	$(8,432)	$(7,939)	$(19,625)	$(19,221)

Net loss per share attributable to
common stockholders, basic and diluted	$(0.08)	$(0.08)	$(0.19)	$(0.19)

Shares used in computing basic and diluted net loss
per share for common stockholders	104,977,247	98,820,699	102,325,469	98,809,562

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2013	2012
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$46,929	$29,046
Accounts receivable, net	6,621	7,507
Inventory	8,958	9,989
Fixed assets	5,280	5,329
Restricted cash	1,100	1,100
Other assets	1,807	2,515

Total assets	$70,695	$55,486

Liabilities and Stockholders' Deficit

Accounts payable and other current liabilities	$11,696	$13,146
Deferred revenue	11,096	11,851
Note payable and other long-term debt	81,876	78,992
Other long-term liabilities	2,996	3,057

Total liabilities	107,664	107,046

Common and preferred stock and additional paid-in capital	488,841	454,620
Accumulated deficit and other comprehensive income	(525,810)	(506,180)

Total stockholders' deficit	(36,969)	(51,560)

Total liabilities and stockholders' deficit	$70,695	$55,486

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com